EXHIBIT 10.11

PAY PHILOSOPHY AND GUIDING PRINCIPLES

COVERING EXECUTIVE COMPENSATION AT
RTI INTERNATIONAL METALS, INC.

(As Amended by the Compensation Committee on January 29, 2015)

SCOPE
The pay philosophy and guiding principles described herein are applicable to the RTI International Metals, Inc. (“RTI” or the “Company”) elected executive officer positions listed below, non-officer executives designated by the Chief Executive Officer and reviewed annually with the Compensation Committee, as well as any other positions so designated by the Board of Directors:

OFFICER-DIRECTORS
Vice Chair, President and Chief Executive Officer

OFFICERS
Executive Vice President(s)
Senior Vice President(s)
Vice President(s)

OVERALL PHILOSOPHY

RTI’s officer compensation programs are designed to:

•	promote achievement of the Company’s business objectives and reinforce its strategies

•	align the interests of the Company’s officers with those of RTI’s shareholders

•
provide pay that is externally competitive and internally equitable, that rewards accomplishment to the extent identifiable and measurable and that delivers significant rewards for exceptional performance without creating incentive for the assumption of unnecessary or excessive risk: and

•	promote retention of performing officers and non-officer executives.

GUIDING PRINCIPLES

I.
Pay Program Characteristics. The Company’s compensation programs will be managed to help communicate desired results and promote decisions and actions that produce these results. The programs will be characterized by:

A.
Variability. A large portion of total compensation will be based on Company performance, recognizing the highly cyclical nature of the business and the need to maintain conservative compensation levels during business downturns. While salaries will generally be maintained at competitive levels, the major opportunities for significant upward shifts in total compensation will be provided from short- and long-term incentive programs.

B.
Clarity. Performance objectives for short- and long-term incentive programs, whether quantitative or qualitative, will be clearly articulated. Normally the objectives will be predetermined and the related performance evaluations will be straightforward - - with little need for after-the-fact discretionary judgment. However, the opportunity to apply such judgment, when deemed necessary by the Board, will be provided.

C.
Communicability. Officers and designated non-officer executives will be aware of and fully understand their earnings potential for a given year and what specific actions and results are necessary to achieve that potential. Specific areas of communication will be:

1.	The factors considered in determining salary levels and increases.

2.	Annual incentive target objectives and results.

3.	Annual target levels for equity vesting, performance measures and results.

D.
Strategic Emphasis. The development and administration of compensation programs will include recognition of the roles of various elements of pay in attracting, retaining and motivating employees, the aspects of performance that each element is best suited to reward and the needs of the Company and its officers that may warrant emphasis on specific elements of pay. The Company’s compensation programs will emphasize variable components over guaranteed fixed components.

E.
Risk Management. The Company’s compensation programs will provide appropriate rewards for prudent risk taking, and will not create incentive for the assumption of unnecessary and/or excessive risks that could threaten the reputation or sustainability of the Company.

II.
Pay Positioning and Delivery. Overall, total direct compensation (salary, bonus and long-term incentives) for RTI’s officer and executive groups should provide remuneration that approximates the comparator group (as described in Section III) median when all aspects of performance are at target levels, and at or above the comparator group median when performance levels significantly exceed the target.

A.	Salary Administration

1.
Salary Structure. The midpoint of the salary range for each position will be maintained near the median of that for similar positions at appropriate comparator companies (as described in Section III), with the maximum near the 75th percentile of the comparator group. Midpoints will also be monitored to ensure that each reflects the relative value of the position compared with other RTI officer and executive positions.

2.
Salary. The major role of salary in rewarding performance and accomplishment is the recognition of consistent excellent performance over a number of years. Merit budgets, as well as individual promotional increases, will reflect such factors as general economic conditions, RTI’s performance and the availability of funds. An individual’s salary may fall anywhere in the range, up to and including the maximum.

3.	However, individual salary increase levels will reflect a variety of factors, including relevant experience, time in position and individual performance as measured in an annual performance review.

B.	Incentive Compensation

1.
Annual Incentive Compensation. The major role of annual incentive, or bonus, payments is to motivate employees through the recognition of attainment of specific key objectives and/or other strategic milestones or operational goals. Awards are paid under RTI’s annual incentive compensation program (i.e., annual bonuses). Award opportunity guidelines for participants will be maintained near the median of that for similar positions at appropriate comparator companies (as described in Section III).

The Board of Directors will approve a financial plan at the first meeting of the year which will serve as the basis upon which the awards are to be paid.

The Board may also establish individual performance objectives for the year, as developed by management or by the Board itself, which are relevant to the performance of the Company.

No award will be paid to a participant whose individual performance is judged to be unacceptable regardless of the level of corporate performance. Likewise, the Board may pay one or more awards to recognize exceptional individual performance regardless of the level of corporate performance.

2.
Long-Term Incentive Compensation. Opportunities for payouts will be designed specifically to reward increases in shareholder wealth, as measured by the price of RTI’s common stock and dividend levels, if any, improvement in the financial performance of the Company or to achieve significant internal accomplishments or milestones.

(A)
Grant Levels. Long-term incentive award guidelines are developed such that the total fair value of all long-term incentive awards combined, at target performance, approximate the median of the comparator companies. The target grant levels are intended as rough guidance and the actual grant will be left to the discretion of the Compensation Committee.

(B)
Grant Types and Valuation. Long-term incentive grants may be made in a combination of restricted shares, restricted stock units, performance shares, stock options, phantom stock or non-restricted shares. Stock options may be non-qualified or incentive stock options and the exercise price will equal the fair market value (closing or average high/low) of RTI stock on the date of grant.

The total long-term incentive opportunity will be allocated between multiple award vehicles . The target allocation is intended as rough guidance and the actual allocation will be left to the discretion of the Compensation Committee. Projected grant valuations may be based on any generally accepted methodology, including mathematical models, including the exercise of judgment.

(C)	Grant Frequency. Unless otherwise determined by the Compensation Committee, equity grants will be made annually.

(D)	Vesting Considerations.

(1)
Time-Based Vesting. Unless otherwise determined by the plan administrator, time-based vesting of equity awards will vest at a minimum rate of 20 percent a year beginning the year following the grant year.

(2)	Stock Options. Unless otherwise determined by the Stock Plan Committee, stock options will vest in equal installments over a three-year period beginning one year following the date of grant.

(3)
Performance-Based Awards. The Committee, in its discretion, may grant stock or stock option awards with vesting conditions based on the achievement of performance conditions as established by the Committee.

III.	Comparative Data.

A.
Data Selection Factors. Generally, because of the dearth of U. S. companies that compete directly with RTI and because managerial talent can be found in organizations other than directly competing companies, the compensation data selected for use in Company and/or individual position comparisons will include information on a broad group of U. S. industrial companies similar to RTI. The primary determinant of similarity will be sales volume; however, when available, other measures of “size”, such as assets, total capital, total market value, and number of employees, will also be included. When appropriate and available, data specific to the metals industry or a specific position will be used.

B.
Sources of Comparative Data. Compensation data used in comparisons will be obtained from nationally recognized compensation consulting firms, such as Mercer Human Resource Consulting, Hay Group, Hewitt Associates, Towers Watson, or such other sources as are approved by the Compensation Committee or the Chairman of the Board of Directors.

C.
In addition to the survey data, compensation data may be collected from the proxy statements for a peer group of companies as approved by the Compensation Committee. This information will be used as a secondary data source in evaluating the compensation arrangements of the Company’s officers and executives. The peer group shall consist of companies appropriate in size and industry and may be a competitor from a business or talent standpoint. The peer group may change from time to time to align with the above criteria.

IV.	Benefits. The objective in providing benefits for RTI’s officers and executives will be to deliver adequate benefits in the most effective way possible.

V.	Perquisites. Perquisites, which will not be emphasized, should serve a business purpose and will be reviewed in their entirety by the Board of Directors from time to time.

VI.
Stock Ownership Guidelines. Each officer will be expected to maintain a meaningful equity position in the company’s stock. The Compensation Committee may establish target ownership levels for officers from time to time. If the Committee in its judgment determines that an executive has not complied with its ownership expectations, it may use its discretion to reduce or eliminate future long-term incentive grants for the executive.

VII.
Capital Accumulation/Estate Planning. In designing and administering compensation programs, consideration will be given to provisions that accommodate the capital accumulation and estate planning objectives of officers.

VIII.
Tax/Legal/Accounting Factors. The restrictions imposed by taxing authorities, laws and required accounting treatments will be considered in the design and administration of compensation programs. These will be balanced by the desirability of preserving, to the degree possible, the Board’s decision-making flexibility.

IX.
Decision-Making Authority. The Board of Directors (either directly or by delegated authority) will monitor and review officer and designated non-officer executive compensation programs, in aggregate, to ensure consistency with the overall compensation philosophy and guiding principles. The Board, upon the recommendation of the Compensation Committee, will approve the salaries of the individuals holding the positions described herein as elected executive officers and will have authority, with respect to incentives and benefits, as is described in the relevant plan or program.